Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of TETRA Technologies, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statement of TETRA Technologies, Inc. on Form S-3 (File No. 333-230818, effective May 1, 2019) and Forms S-8 (File No. 333-143637, effective May 4, 2007, File No. 333-149348, effective February 22, 2008, File No. 333-150783, effective May 9, 2008, File No. 333-166537, effective May 15, 2010, File No. 333-174090, effective May 10, 2011, File No 333-183030, effective August 2, 2012, File No. 333-188494, effective May 9, 2013, File No. 333-215283, effective December 22, 2016, and File no. 333-222976, effective February 12, 2018).

/s/ GRANT THORNTON LLP

Houston, Texas
March 5, 2021